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                                                                       Exhibit 9



                                     DECHERT
                              1775 EYE STREET, N.W.
                              WASHINGTON, DC 20006


July 26, 2002


UBS Financial Services Fund Inc.
51 West 52nd Street
New York, NY 10019-6114

         Re:  UBS Financial Services Fund Inc.
              Post Effective Amendment No. 24 to the Registration Statement on Form N-1A ("Registration Statement")

Dear Ladies and Gentlemen:

We have acted as counsel for UBS Financial Services Fund Inc. (the "Fund"), a corporation duly organized and validly existing under the laws of the State of Maryland, in connection with the Registration Statement relating to the issuance and sale by the Fund of 300 million authorized shares of its Class A, Class B (consisting of Sub-Class B-1, Sub-Class B-2, Sub-Class B-3, and Sub-Class B-4 shares), Class C and Class Y common stock under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Restatement of Articles of Incorporation, as amended to date and Restated By-Laws, as amended to date.

Based upon the foregoing, we are of the opinion that the shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Fund's Statement of Additional Information of the Registration Statement to be dated as of July 29, 2002 and in any revised or amended versions thereof under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder.


Very truly yours,


/s/ Dechert